UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2012

SYMMETRICOM, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-02287	95-1906306
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Orchard Parkway

San Jose, California 95131-1017

(Address of Principal Executive Offices)

(408) 433-0910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2012, the Board of Directors (the “Board”) of Symmetricom, Inc. (the “Company”) approved an executive cash bonus plan for the Company’s fiscal year ending June 30, 2013. Under the plan, if the Company does not achieve at least 90% of a financial goal based on fiscal 2013 revenue and 80% of a financial goal based on fiscal 2013 operating income, as adjusted for any extraordinary events and certain items approved by the Compensation Committee of the Board, no cash bonus will be paid to any executive officer. Each of the two financial goals will be weighted equally. Bonuses may be paid to eligible executives semiannually, with the first-half payment contingent on achievement of at least 90% of both of the financial goals for the first half of the fiscal year, not to exceed 30% of the annual target bonus payment. The second-half payment is contingent on achievement of at least 90% of the fiscal 2013 revenue financial goal and 80% of the fiscal 2013 operating income financial goal and will be calculated as the annual bonus payment less the first-half bonus payment, not to exceed 125% of the annual target bonus payment. If the Company achieves 125% or more of the financial goals (each measured independently), then the cash bonus payment will be up to 150% of the executive officer’s target bonus payment. The target bonus payment for the Company’s CEO is 100% of his base salary if the Company achieves 100% of each of the financial goals and the CEO achieves 100% of his personal goals. The target bonus for each of the Company’s other executive officers is 55% of his base salary if the Company achieves 100% of each of the financial goals and the executive officer achieves 100% of his individual goals. All executive officers’ bonuses will be allocated 80% to the achievement of the Company’s financial goals as described above and 20% to the achievement of individual goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2012	SYMMETRICOM, INC.

	By:	/s/ Justin Spencer
	Name:	Justin Spencer
	Title:	Executive Vice President, Chief Financial Officer and Secretary